EXHIBIT 10.1

GENENTECH, INC.

SUPPLEMENTAL PLAN

(January 1, 2004 Restatement)

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TABLE OF CONTENTS
(continued)

Page
9.3 Rights and Duties	9
9.4 No Enlargement of Employment Rights	9
9.5 Apportionment of Duties	9
9.6 Applicable Law	9
9.7 Severability	10
9.8 Captions	10

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GENENTECH, INC.
SUPPLEMENTAL PLAN
(January 1, 2004 Restatement)

PREAMBLE

     GENENTECH, INC. (the “Company”), having established the Genentech, Inc. Supplemental Plan (the “Plan”) effective as of January 1, 1991, for the benefit of a select group of management and highly compensated employees of the Company and its participating affiliates, in order to provide such employees with certain deferred compensation benefits, hereby amends and restates the Plan in its entirety, effective as of January 1, 2004. The Plan is an unfunded deferred compensation plan that is intended to qualify for the exemptions provided in sections 201, 301, and 401 of ERISA.

SECTION 1
DEFINITIONS

     The following capitalized words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

     1.1 “Affiliate” shall have the same meaning as that assigned from time to time to the identical term under the Tax Reduction Investment Plan.

     1.2 “Basic Matching Contributions” shall mean for each Plan Year the amount (if any) that was actually contributed to the Member’s TRIP+ Matching Account for the Plan Year.

     1.3 “Basic Nonelective Contributions” shall mean for each Plan Year the amount (if any) that was actually contributed to the Member’s TRIP+ Nonelective Account for the Plan Year.

     1.4 “Beneficiary” shall mean the person or persons entitled to receive benefits under the Plan upon the death of a Member in accordance with Section 5.4.

     1.5 “Board of Directors” shall mean the Board of Directors of the Company, as from time to time constituted.

     1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

     1.7 “Committee” shall mean the Committee established under the Tax Reduction Investment Plan, the members of which are appointed by the Board of Directors.

     1.8 “Company” shall mean Genentech, Inc., a Delaware corporation, and any successor by merger, consolidation or otherwise that assumes the obligations of the Company under the Plan.

     1.9 “Dollar Limits” shall mean (collectively) the Salary Deferral Dollar Limit and the limitations imposed by sections 401(a)(17) and 415 of the Code.

     1.10 “Eligible Employee” shall have the same meaning as that assigned from time to time to the identical term under the Tax Reduction Investment Plan.

     1.11 “Employee” shall have the same meaning as that assigned from time to time to the identical term under the Tax Reduction Investment Plan.

     1.12 “Employer” shall have the same meaning as that assigned from time to time to the identical term under the Tax Reduction Investment Plan.

     1.13 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

     1.14 “Member” shall mean an Eligible Employee who has become a Member of the Plan pursuant to Section 2.1 and has not ceased to be a Member pursuant to Section 2.2.

     1.15 “Member’s Account” or “Account” shall mean as to any Member the separate account maintained on the books of his or her Employer in order to reflect his or her interest under the Plan. Each Member’s Account shall reflect the amounts credited thereto in accordance with Section 3.1 and the investment return credited thereto in accordance with Section 3.2. The maintenance of a separate Account for each Member shall be for bookkeeping purposes only, and shall not be deemed to segregate or set aside for the Member, nor to give the Member any ownership interest in, any specific assets of the Company or any Employer. All amounts credited to a Member’s Account under the Plan shall continue for all purposes to be a part of the general assets of his or her Employer, as set forth in Section 7.1 concerning “Unfunded Plan”.

     1.16 “Plan” shall mean the Genentech, Inc. Supplemental Plan, as set forth in this instrument and as heretofore or hereafter amended from time to time.

     1.17 “Plan Year” shall mean the calendar year.

     1.18 “Salary Deferral Dollar Limit” shall mean the limitation on salary deferrals imposed by section 402(g) of the Code.

     1.19 “Salary Deferral Nondiscrimination Limits” shall mean the limitations on salary deferrals imposed by sections 401(k)(3)(A)(ii) and 401(m)(9) of the Code as they apply to the Tax Reduction Investment Plan.

     1.20 “Tax Reduction Investment Plan” or “TRIP+” shall mean the Genentech, Inc. Tax Reduction Investment Plan, as heretofore or hereafter amended from time to time.

     1.21 “TRIP+ Matching Account” shall have the same meaning as that assigned from time to time to the term “Matching Account” under the Tax Reduction Investment Plan.

     1.22 “TRIP+ Matching Contributions” shall have the same meaning as that assigned from time to time to the term “Matching Contributions” under the Tax Reduction Investment Plan.

     1.23 “TRIP+ Nonelective Account” shall have the same meaning as that assigned from time to time to the term “Nonelective Account” under the Tax Reduction Investment Plan.

     1.24 “TRIP+ Nonelective Contributions” shall have the same meaning as that assigned from time to time to the term “Nonelective Contributions” under the Tax Reduction Investment Plan.

     1.25 “TRIP+ Salary Deferrals” shall have the same meaning as that assigned from time to time to the term “Salary Deferrals” under the Tax Reduction Investment Plan.

     1.26 “Unrestricted Matching Contributions” shall mean for each Plan Year the amount that would have been contributed to the Member’s TRIP+ Matching Account for the Plan Year if the Employer had made contributions not constrained by any Dollar Limit.

     1.27 “Unrestricted Nonelective Contributions” shall mean for each Plan Year the amount that would have been contributed to the Member’s TRIP+ Nonelective Account for the Plan Year if the Employer had made contributions not constrained by any Dollar Limit.

     1.28 “Valuation Date” shall mean the following: (a) for purposes of valuing amounts credited to Members’ Accounts for periodic reports and statements, the date as of which such reports or statements are made; and (b) for purposes of determining the amount of assets to be distributed to the Member or his or her Beneficiary, the date designated by the Committee, in its discretion. In all cases, the Committee may, in its discretion, change the Valuation Date (on a nondiscriminatory basis) as is necessary or appropriate. Notwithstanding the foregoing, the Valuation Date shall occur at least annually.

SECTION 2
MEMBERSHIP

     2.1 Membership. Each Eligible Employee shall become a Member of this Plan as of the last day of the first Plan Year for which:

          (a) (i) His or her TRIP+ Salary Deferrals are limited due to (A) the Salary Deferral Dollar Limit, or (B) the Salary Deferral Nondiscrimination Limits (but only if his or her TRIP+ Salary Deferrals otherwise would have been limited by the Salary Deferral Dollar Limit had the Salary Deferral Nondiscrimination Limits not applied); and (ii) his or her TRIP+ Matching Contributions are limited due to any Dollar Limit; or

          (b) His or her TRIP+ Nonelective Contributions are limited due to any Dollar Limit.

     2.2 Termination of Membership. An Eligible Employee who has become a Member shall remain a Member until his or her entire Account balance is distributed.

SECTION 3
BENEFITS

     3.1 Benefits.

          3.1.1 General.

               (a) For each Plan Year, the Account maintained for each Member who satisfies the requirements of Section 2.1(a) for the Plan Year shall be credited with an amount equal to the amount by which his or her Unrestricted Matching Contributions for the Plan Year exceed his or her Basic Matching Contributions for the Plan Year.

               (b) For each Plan Year, the Account maintained for each Member who satisfies the requirements of Section 2.1(b) for the Plan Year shall be credited with an amount equal to the amount by which his or her Unrestricted Nonelective Contributions for the Plan Year exceed his or her Basic Nonelective Contributions for the Plan Year.

          3.1.2 Timing. The amounts credited under this Section 3.1 to a Member’s Account shall be credited as of the Valuation Date in the Plan Year selected by the Committee.

          3.1.3 Eligible Members. Notwithstanding the foregoing provisions of this Section 3.1:

               (a) No amount shall be credited to a Member’s Account for a Plan Year pursuant to Section 3.1.1(a) unless: (i) he or she has deferred the maximum amount permitted under the Tax Reduction Investment Plan for the Plan Year (taking into account the Salary Deferral Dollar Limit and the Salary Deferral Nondiscrimination Limits, and determined by reference to actual amounts, not percentages of compensation, deferred); and (ii) he or she is eligible for a TRIP+ Matching Contribution for the Plan Year in accordance with the provisions of the Tax Reduction Investment Plan; and

               (b) No amount shall be credited to a Member’s Account for a Plan Year pursuant to Section 3.1.1(b) unless he or she is eligible for a TRIP+ Nonelective Contribution for the Plan Year in accordance with the provisions of the Tax Reduction Investment Plan.

     3.2 Investment Return. Although no assets will be segregated or otherwise set aside with respect to a Member’s Account, the amount that is credited to a Member’s Account shall be credited with interest at such rate(s), and in accordance with such calculation methods, as the Committee may determine from time to time. The interest rate and method of calculation of investment return in effect for any Plan Year shall be announced to the Members.

SECTION 4
VESTING

     4.1 Accounts Nonforfeitable. Each Member shall at all times have a fully (100%) vested and nonforfeitable interest in the then value of amounts credited to his or her Account.

SECTION 5
DISTRIBUTIONS

     5.1 Distribution. Distribution of the balance credited to a Member’s Account shall be made by the Member’s Employer to the Member (or, in the event of the death of the Member, to the Member’s Beneficiary) upon termination of the Member’s employment with all Employers and Affiliates.

     5.2 Time for Distribution. The distribution of a Member’s Account shall occur as soon as practicable after the end of the calendar month that next follows the date the Member’s employment terminates.

     5.3 Form of Distribution. The distribution of a Member’s Account shall be made in the form of a single lump sum payment of cash (or its equivalent) equal to the balance credited to the Account as of the Valuation Date.

     5.4 Beneficiary Designations. Each Member may designate one or more Beneficiaries in a signed writing delivered to the Committee.

          5.4.1 Spousal Consent. If a Member designates any person other than his or her spouse as a primary Beneficiary, the designation shall be void unless the Member’s spouse consents to the designation. Any spousal consent required under this Section 5.4 shall be void unless it (a) is set forth in writing, (b) acknowledges the effect of the Member’s designation of another person as his or her Beneficiary under the Plan, and (c) is signed by the spouse. Notwithstanding the foregoing, if the Member establishes to the satisfaction of the Committee that written spousal consent may not be obtained because there is no spouse or the spouse cannot be located, his or her designation shall be effective without spousal consent. Any spousal consent required under this Section 5.4.1 shall be irrevocable and valid only with respect to the spouse who signs the consent. A Member may revoke his or her Beneficiary designation in writing at any time, regardless of his or her spouse’s previous consent to the revoked designation, and any such revoked designation shall be void.

          5.4.2 Changes and Failed Designations. A Member may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation shall become effective only upon its receipt by the Committee but shall cease to be effective when a revocation of that designation by the Member is received by the Committee. The last effective designation received by the Committee shall supersede all prior designations. If a Member dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Member, the Member’s Account shall be payable to his or her surviving spouse or, if the Member is not survived by his or her spouse, the Account shall be paid to one or more of the following persons in the following priority order:

               (a) The Member’s surviving children (as defined below), in equal shares of the trustee of any trust or trusts established for the benefit of the Member’s surviving children; for the purpose of applying this Section, children shall mean the Member’s children (whether or not adopted) and the issue of the Member’s deceased children, by the right of representation;

               (b) The Member’s surviving parents or parent, in equal shares, or the trustees of any trusts established for the benefit of the Member’s surviving parents or parent; or

               (c) The executors and/or administrators of his or her estate.

     5.5 Payments to Incompetents. If any individual to whom a benefit is payable under the Plan is a minor, or if the Committee determines that any individual to whom a benefit is payable under the Plan is physically or mentally incompetent to receive such payment or to give a valid release therefor, payment shall be made to the guardian, committee or other representative of the estate of such individual which has been duly appointed by a court of competent jurisdiction. If no guardian, committee or other representative has been appointed, payment may be made to or applied to or for the benefit of the minor or incompetent, the incompetent’s spouse, children or other dependents, the institution or persons maintaining the minor or incompetent, or any of them, in such proportions as the Committee from time to time shall determine; and the release of the person or institution receiving the payment shall be valid and complete discharge of any liability with respect to any benefit so paid.

     5.6 Undistributable Accounts. Each Member and (in the event of death) his or her Beneficiary shall keep the Committee advised of his or her current address. If the Committee is unable to locate the Member or Beneficiary to whom a Member’s Account is payable under this Section 5, the Member’s Account shall be frozen as of the date on which distribution would have been completed in accordance with this Section 5, and no additional investment return shall be credited thereto.

SECTION 6
ADMINISTRATION OF THE PLAN

     6.1 Plan Administrator. The Company is hereby designated as the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA).

     6.2 Committee. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan. Any member of the Committee who is also an Employee shall serve as such without additional compensation. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Board of Directors. The Board of Directors may remove any member of the Committee at any time and may fill any vacancy which exists.

     6.3 Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken. Except as otherwise specifically or generally directed by the Committee, any action of the Committee may be evidenced by a writing signed by any two (2) members of the Committee.

     6.4 Powers of Committee. The Committee shall have all powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following powers:

          (a) To interpret the provisions of the Plan and to determine any question arising under, or in connection with the administration or operation of, the Plan;

          (b) To determine all questions concerning the eligibility of any Employee to become or remain a Member of the Plan;

          (c) To cause an Account to be established and maintained for each Member and to make determinations with respect to investment returns credited to such Accounts as provided in Section 3.2;

          (d) To establish and revise an accounting method for the Plan;

          (e) To determine the status and rights of Members and their spouses, Beneficiaries or estates;

          (f) To employ such counsel, agents and advisors, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

          (g) To prescribe the form and manner in which any Member, or his or her spouse or other Beneficiary, shall make any election or designation required under the Plan,

          (h) To establish rules for the performance of its powers and duties and for the administration of the Plan;

          (i) To establish rules and regulations by which requests for Plan information from Members are processed expeditiously and completely;

          (j) To provide each terminated Member notice of his or her vested interest under the Plan;

          (k) To publish a claims and appeal procedure satisfying the minimum standards of section 503 of ERISA pursuant to which Members or their spouses, Beneficiaries or estates may claim Plan benefits and appeal denials of such claims;

          (l) To act as agent for the Company in keeping all records and assisting with the preparation of all reports and disclosures necessary for purpose of complying with the reporting and disclosure requirements of ERISA; and

          (m) To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan.

     6.5 Decisions of Committee. All decisions of the Committee, and any action taken by it in respect of the Plan and within the powers granted to it under the Plan, and any interpretation of any provision of the Plan shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

     6.6 Administrative Expenses. All expenses incurred in the administration of the Plan by the Employers, the Committee or otherwise, including legal fees and expenses, shall be paid and borne by the Employers and/or the Members (as directed by the Committee).

     6.7 Eligibility to Participate. No member of the Committee who is also an Employee shall be excluded from membership in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own Account under the Plan.

     6.8 Indemnification. Each of the Employers shall, and hereby does, indemnify and hold harmless any of its Employees, officers or directors, and the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 7
FUNDING

     7.1 Unfunded Plan. All amounts credited to a Member’s Account under the Plan shall continue for all purposes to be a part of the general assets of his or her Employer. The interest of the Member in his or her Account, including his or her right to distribution thereof, shall be an unsecured claim against the general assets of his or her Employer. Nothing contained in this Plan shall give any Member or Beneficiary any interest in or claim against any specific assets of the Company or any Employer.

SECTION 8
MODIFICATION OR TERMINATION OF PLAN

     8.1 Employers’ Obligations Limited. The Plan is voluntary on the part of the Employers, and the Employers do not guarantee to continue the Plan. The Company may, by appropriate amendment of the Plan, discontinue crediting amounts under the Plan for any reason at any time. The complete discontinuance of the crediting of all amounts under the Plan shall be deemed a termination of the Plan.

     8.2 Right to Amend or Terminate. The Company reserves the right to alter, amend or terminate the Plan, or any part thereof, in such manner as it may determine. Amendments which do not add materially to the Employers’ costs under the Plan and which are either necessary to comply with ERISA or other applicable law, are technical or intended to ease administration may be adopted if approved in writing by any two of the following officers of the Company: the Vice-President, Human Resources; the Vice President and Treasurer; the Vice President and Chief Financial Officer. All other amendments shall be approved by the Board of Directors or its delegate. Any such alteration, amendment or termination shall take effect upon the date indicated in the document embodying such alteration, amendment or termination; provided, however, that no such alteration or amendment shall divest any portion of an Account with respect to amounts accrued prior to the adoption of the amendment. For purposes of determining the effectiveness of any alteration, amendment or termination, this Plan shall be treated as if subject to section 204(g) of ERISA, which provides that the Company cannot reduce benefits that have accrued prior to any alteration, amendment or termination.

     8.3 Effect of Termination. If the Plan is terminated, then the interests of all Members in their Accounts shall remain fully (100%) vested and nonforfeitable. The balances credited to the Accounts of the Members shall be distributed to them at the time and in the manner set forth in Section 5; provided, however, that the Committee, in its sole discretion, may cause the Members’ Accounts to be distributed as of an earlier date.

SECTION 9
GENERAL PROVISIONS

     9.1 Plan Information. Each Member shall be advised of the general provisions of the Plan and, upon written request addressed to the Committee, shall be furnished with any information requested, to the extent required by applicable law, regarding his or her status, rights and privileges under the Plan.

     9.2 Inalienability. In no event may any Member, former Member or his or her spouse, Beneficiary or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors of any Member, former Member or his or her spouse, Beneficiary or estate nor be liable to attachment, execution or other legal process.

     9.3 Rights and Duties. Neither the Employers nor the Committee shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any other action taken, omitted or suffered in good faith.

     9.4 No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the crediting of any amounts under the Plan nor any action of any Employer or the Committee shall be held or construed to confer upon any individual any right to be continued as an Employee nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any Employee at any time.

     9.5 Apportionment of Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Affiliates. Any costs incurred by the Company for itself or its Affiliates in connection with the Plan and the costs of the Plan shall be equitably apportioned among the Company and the other Employers, as determined by the Committee (in its discretion). Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer.

     9.6 Applicable Law. The provisions of the Plan shall be construed, administered and enforced in accordance with the laws of the State of California and, to the extent applicable, ERISA.

     9.7 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included.

     9.8 Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

EXECUTION

     IN WITNESS WHEREOF, Genentech, Inc., by its duly authorized officers, has executed this restated Plan on the date(s) indicated below.

GENENTECH, INC.
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